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                                UNITED STATES                 OMB Number:
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. [______])*




                              OCEAN RESOURCES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    674897103
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  JULY 16, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-l(b)
[x]   Rule 13d-1(c)
[ ]   Rule 13d-l(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ----------------------------
CUSIP NO.  674897103                                      PAGE 2 OF 18 PAGES
-------------------------                           ----------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Summitbridge National Investments LLC


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                5,000,000 shares of Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of common stock issued and outstanding as of July 16, 2004). (See
     Item 4(b))


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------


                               Page 2 of 18 Pages

-------------------------                           ----------------------------
CUSIP NO.  674897103                                      PAGE 3 OF 18 PAGES
-------------------------                           ----------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Drawbridge Special Opportunities Fund LP


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                5,000,000 shares of Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of common stock issued and outstanding as of July 16, 2004). (See
     Item 4(b))


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------


                               Page 3 of 18 Pages

-------------------------                           ----------------------------
CUSIP NO.  674897103                                      PAGE 4 OF 18 PAGES
-------------------------                           ----------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Drawbridge Special Opportunities Advisors LLC

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                5,000,000 shares of Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of common stock issued and outstanding as of July 16, 2004). (See
     Item 4(b))


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------


                               Page 4 of 18 Pages

-------------------------                           ----------------------------
CUSIP NO.  674897103                                      PAGE 5 OF 18 PAGES
-------------------------                           ----------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Fortress Investment Group LLC

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                5,000,000 shares of Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of common stock issued and outstanding as of July 16, 2004). (See
     Item 4(b))


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------


                               Page 5 of 18 Pages

-------------------------                           ----------------------------
CUSIP NO.  674897103                                      PAGE 6 OF 18 PAGES
-------------------------                           ----------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     D.B. Zwirn & Co., L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                5,000,000 shares of Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of common stock issued and outstanding as of July 16, 2004). (See
     Item 4(b))


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------


                               Page 6 of 18 Pages

-------------------------                           ----------------------------
CUSIP NO.  674897103                                      PAGE 7 OF 18 PAGES
-------------------------                           ----------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Highbridge/Zwirn Special Opportunities Fund, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                5,000,000 shares of Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of common stock issued and outstanding as of July 16, 2004). (See
     Item 4(b))


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------


                               Page 7 of 18 Pages

-------------------------                           ----------------------------
CUSIP NO.  674897103                                      PAGE 8 OF 18 PAGES
-------------------------                           ----------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Daniel B. Zwirn

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                5,000,000 shares of Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of common stock issued and outstanding as of July 16, 2004). (See
     Item 4(b))


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------


                               Page 8 of 18 Pages

-------------------------                           ----------------------------
CUSIP NO.  674897103                                      PAGE 9 OF 18 PAGES
-------------------------                           ----------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Zwirn Holdings, LLC

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                5,000,000 shares of Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of common stock issued and outstanding as of July 16, 2004). (See
     Item 4(b))


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------


                               Page 9 of 18 Pages

-------------------------                           ----------------------------
CUSIP NO.  674897103                                      PAGE 10 OF 18 PAGES
-------------------------                           ----------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DBZ GP, LLC

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                5,000,000 shares of Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000,000 shares of Common Stock (See Item 4(a))

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of common stock issued and outstanding as of July 16, 2004). (See
     Item 4(b))


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------


                              Page 10 of 18 Pages

ITEM 1.

      (a)   Name of Issuer

            Ocean Resources, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

                  2705 Canton Street
                  Dallas, Texas 75226
ITEM 2.

      (a)   Name of Persons Filing:

      (b)   Address of Principal Business Office:

      (c)   Citizenship:

            Summitbridge National Investments LLC
            1251 Avenue of the Americas, Suite 1600
            New York, NY 10020
            Citizenship: Delaware

            Drawbridge Special Opportunities Fund LP
            1251 Avenue of the Americas, Suite 1600
            New York, NY 10020
            Citizenship: Delaware

            Drawbridge Special Opportunities Advisors LLC
            1251 Avenue of the Americas, Suite 1600
            New York, NY 10020
            Citizenship: Delaware

            Fortress Investment Group LLC
            1251 Avenue of the Americas, Suite 1600
            New York, NY 10020
            Citizenship: Delaware

            D.B Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Fl
            New York, NY 10151
            Citizenship: Delaware

            Highbridge/Zwirn Special Opportunities Fund, L.P. LLC
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Fl
            New York, NY 10151
            Citizenship: Delaware


                               Page 11 of 18 Pages

            Daniel B. Zwirn
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Fl
            New York, NY 10151
            Citizenship: United States

            Zwirn Holdings, LLC
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Fl
            New York, NY 10151
            Citizenship: Delaware

            DBZ GP, LLC
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Fl
            New York, NY 10151
            Citizenship: Delaware

      (d)   Title of Class of Securities:

            Common Stock, par value $0.0001 per share

      (e)   CUSIP Number: 674897103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1 (b)(1)(ii)(G);


                               Page 12 of 18 Pages

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box   [X]

ITEM 4.     OWNERSHIP

      (a)   Amount Beneficially Owned

            5,000,000 shares of Common Stock. The amount of shares of Common Stock reported herein as being beneficially owned by a Reporting Person should not be construed in and of itself as an admission as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

      (b)   Percent of Class

            Approximately 7.54% as of the date of this Statement (based on 66,303,025 shares of Common Stock issued and outstanding as of July 16, 2004).

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote:

                  0

            (ii)  Shared power to vote or direct the vote:

                  0

            (iii) Sole power to dispose or to direct the disposition of:

                  0

            (iv)  Shared power to dispose or to direct the disposition of:

                  5,000,000 shares of Common Stock.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Inapplicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON

            Inapplicable


                              Page 13 of 18 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Inapplicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            See Joint Filing Agreement Attached hereto as an Exhibit

ITEM 9.     NOTICE OF DISSOLUTION OF THE GROUP
            INAPPLICABLE

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 14 of 18 Pages

                                  SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated this 26th day of July, 2004



SUMMITBRIDGE NATIONAL INVESTMENTS LLC



By:  /s/  Marc Furstein
     ----------------------------------------
     Name: Marc Furstein
     Title: Authorized Officer

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By:  Drawbridge Special Opportunities Advisors LLC,
       its advisor



By:  /s/ Marc Furstein
     ----------------------------------------
     Name: Marc Furstein
     Title: Authorized Officer

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC



By:  /s/ Marc Furstein
     ----------------------------------------
     Name: Marc Furstein
     Title: Authorized Officer

FORTRESS INVESTMENT GROUP, LLC



By:  /s/ Randal A. Nardone
     ----------------------------------------
     Name: Randal A. Nardone
     Title: Chief Operating Officer


                               Page 15 of 18 Pages

D.B. ZWIRN & CO., L.P.

BY:  DBZ GP, LLC,
     its General Partner
By:  Zwirn Holdings, LLC,
     its Managing Member



By:  /s/ Daniel B. Zwirn
     ----------------------------------------
     Name: Daniel B. Zwirn
     Title: Managing Member

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By:  D.B. ZWIRN & CO., L.P.
BY:  DBZ GP, LLC,
     its General Partner
By:  Zwirn Holdings, LLC,
     its Managing Member



By:  /s/ Daniel B. Zwirn
     ----------------------------------------
     Name: Daniel B. Zwirn
     Title: Managing Member

ZWIRN HOLDINGS, LLC



By:  /s/ Daniel B. Zwirn
     ----------------------------------------
     Name: Daniel B. Zwirn
     Title: Managing Member

DBZ GP, LLC

By:  Zwirn Holdings, LLC,
     its Managing Member



By:  /s/ Daniel B. Zwirn
     ----------------------------------------
     Name: Daniel B. Zwirn
     Title: Managing Member



By:  /s/ Daniel B. Zwirn
     ----------------------------------------
     Daniel B. Zwirn


                               Page 16 of 18 Pages

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement and all amendments thereto, is made on behalf of each of them.

      IN WITNESS WHEREOF, the undersigned hereby executed this agreement on July 26, 2004.


SUMMITBRIDGE NATIONAL INVESTMENTS LLC



By:  /s/ Marc Furstein
     ------------------------------------------
     Name: Marc Furstein
     Title: Authorized Officer

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By:  Drawbridge Special Opportunities Advisors LLC,
       its advisor



By:  /s/ Marc Furstein
     -------------------------------------------
     Name: Marc Furstein
     Title: Authorized Officer

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC



By:  /s/ Marc Furstein
     -------------------------------------------
     Name: Marc Furstein
     Title: Authorized Officer

FORTRESS INVESTMENT GROUP, LLC



By:  /s/ Randal A. Nardone
     -------------------------------------------
     Name: Randal A. Nardone
     Title: Chief Operating Officer


                               Page 17 of 18 Pages

D.B. ZWIRN & CO., L.P.

BY:  DBZ GP, LLC,
     its General Partner
By:  Zwirn Holdings, LLC,
     its Managing Member



By:  /s/ Daniel B. Zwirn
     -------------------------------------------
     Name: Daniel B. Zwirn
     Title: Managing Member

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By:  D.B. ZWIRN & CO., L.P.
BY:  DBZ GP, LLC,
     its General Partner
By:  Zwirn Holdings, LLC,
     its Managing Member



By:  /s/ Daniel B. Zwirn
     -------------------------------------------
     Name: Daniel B. Zwirn
     Title: Managing Member

ZWIRN HOLDINGS, LLC



By:  /s/ Daniel B. Zwirn
     -------------------------------------------
     Name: Daniel B. Zwirn
     Title: Managing Member

DBZ GP, LLC

By:  Zwirn Holdings, LLC,
     its Managing Member



By:  /s/ Daniel B. Zwirn
     -------------------------------------------
     Name: Daniel B. Zwirn
     Title: Managing Member



By:  /s/ Daniel B. Zwirn
     -------------------------------------------
     Daniel B. Zwirn


                               Page 18 of 18 Pages